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Exhibit 99(d)(8)

DESIGNATION AGREEMENT

        THIS DESIGNATION AGREEMENT is entered into as of the 8th day of December, 2008 by and between EGS ACQUISITION CORP., a Philippine corporation ("Designee"), and EGS ACQUISITION CO LLC, a Delaware limited liability company ("Designor").

W I T N E S S E T H:

        WHEREAS, pursuant to that certain Acquisition Agreement (the "Acquisition Agreement") dated September 19, 2008, by and between Designor and eTelecare Global Solutions, Inc., a Philippine corporation (the "Company"), Designor agreed to commence an offer (the "Tender Offer") to purchase all issued and outstanding common shares of the Company ("Common Shares") and all issued and outstanding American Depositary Shares of the Company, each representing one Common Share ("ADSs" and together with Common Shares, the "Shares"); and

        WHEREAS, pursuant to that certain Offer to Purchase dated November 10, 2008, and filed with the United States Securities and Exchange Commission and the Philippine Securities and Exchange Commission on the same date (the "Offer to Purchase"), Designor commenced the Tender Offer; and

        WHEREAS, pursuant to Section 6.12 of the Acquisition Agreement, Designor may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary, or other entity owned directly or indirectly by Providence Equity Partners VI International L.P. ("Providence") or NewBridge International Investment Ltd. ("NewBridge") to be a purchaser in the Tender Offer in lieu of Designor; and

        WHEREAS, Designor now desires to designate Designee to be the purchaser in the Tender Offer in lieu of Designor and Designee is an indirect wholly-owned subsidiary of Providence and NewBridge; and

        WHEREAS, Designor shall concurrently herewith provide written notice to the Company as required under Section 6.12 of the Acquisition Agreement.

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the parties hereto agree as follows:

        Section 1. Pursuant to Section 6.12 of the Acquisition Agreement, Designor hereby designates Designee to be the purchaser in the Tender Offer in lieu of Designor and, in connection therewith, (a) Designor hereby assigns and transfers to Designee all of Designor's right, title and interest in, to and under the Acquisition Agreement and to purchase the Shares under the Tender Offer pursuant to the Offer to Purchase and (b) Designee hereby accepts such designation and assignment and assumes, accepts and agrees to be bound by all of the terms and conditions of the Acquisition Agreement and the Offer to Purchase and to assume all of the Designor's liabilities and obligations under the Acquisition Agreement and the Offer to Purchase.

        Section 2. This designation by Designor, and the corresponding assignment by Designor of its rights and obligations to Designee to purchase Shares under the Tender Offer, will not relieve Designor of any of its obligations to the holders of Common Shares and ADSs who have tendered their Shares in the Tender Offer.

        Section 3. This Designation Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute but a single instrument.

        Section 4. This Designation Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to contracts made and performed entirely in such State.

        Section 5. All of the covenants, terms and conditions set forth herein shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

        Section 6. From time to time after the date hereof, without further consideration, the Designor shall execute and deliver such other instruments of designation, assignment, transfer and conveyance and shall take such other action as the Designee may reasonably request to more effectively designate Designee to be the purchaser in the Tender Offer in lieu of Designor and, in connection therewith, assign, transfer and convey to Designee all of Designor's right, title and interest in and to any of the liabilities and obligations under the Acquisition Agreement and the Offer to Purchase, or to enable it to exercise and enjoy all rights and benefits of the Designor with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be duly executed as of the date first above written.

DESIGNOR:
EGS ACQUISITION CO LLC
By:	/s/ R. DAVIS NOELL
Name:	R. Davis Noell
Title:	Vice President
By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	Manager and Co-President

[SIGNATURE PAGE TO DESIGNATION AGREEMENT]

DESIGNEE:
EGS ACQUISITION CORP.
By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	Director and President

[SIGNATURE PAGE TO DESIGNATION AGREEMENT]

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  Exhibit 99(d)(8)